Exhibit 12A
                                                                  Page 1 of 2


                         GPU, INC. AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
        ----------------------------------------------------------------------
                                     UNAUDITED


                                                       Six Months Ended
                                                  --------------------------
                                                    June 30,        June 30,
                                                      1998            1997
                                                  ------------    --------


OPERATING REVENUES                                 $2,058,196     $1,993,795
                                                    ---------      ---------

OPERATING EXPENSES                                  1,582,940      1,546,073
  Interest portion of rentals (A)                      13,956         11,814
  Fixed charges of service company
    subsidiaries (B)                                    1,325          1,417
                                                    ---------      ---------
      Net expense                                   1,567,659      1,532,842
                                                    ---------      ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 2,896          3,104
  Equity in undistributed earnings
    of affiliates, net                                 30,844         52,314
  Other income, net                                    40,912          6,231
  Minority interest net income                           (749)          (613)
                                                    ---------       --------
      Total other income and deductions                73,903         61,036
                                                    ---------       --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  564,440     $  521,989
                                                    =========      =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  162,614     $  115,427
  Other interest (C)                                   32,932         32,708
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                  9,521         10,304
  Interest portion of rentals (A)                      13,956         11,814
                                                    ---------      ---------
      Total fixed charges                          $  219,023     $  170,253
                                                    =========      =========

RATIO OF EARNINGS TO FIXED CHARGES                       2.58           3.07
                                                         ====           ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                      2.58           3.07
                                                         ====           ====

                                                                  Exhibit 12A
                                                                  Page 2 of 2


                         GPU, INC. AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
       ----------------------------------------------------------------------
                                      UNAUDITED


------------------------
NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C)   Includes   dividends  on   subsidiary-obligated   mandatorily   redeemable
      preferred securities of $14,444 for the six month periods ended June 30, 1998 and 1997, respectively.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:
                                                      Six Months Ended
                                                 --------------------------
                                                  June 30,         June 30,
                                                    1998              1997
                                                 ----------        -------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries         $354,938       $362,040

Income before extraordinary item in 1998
 and preferred stock dividends of subsidiaries      219,609        231,888

Pretax earnings ratio                                161.6%         156.1%

Preferred stock dividends of subsidiaries             5,892          6,601

Preferred stock dividends of subsidiaries on
 a pretax basis                                       9,521         10,304